Exhibit 5.1

[Letterhead of Sorling, Northrup, Hanna, Cullen and Cohran, Ltd.]

June 19, 2006

Central Illinois Public Service Company
607 East Adams Street
Springfield, Illinois 62739

Ladies and Gentlemen:

We are acting as Illinois counsel for Central Illinois Public Service Company, an Illinois corporation (the “Company”). The Company has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 (Registration No. 333-59438) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to up to $250,000,000 maximum aggregate offering price of securities, which was declared effective by the Commission on May 2, 2001. On June 14, 2006, the Company issued and sold $61,500,000 of its 6.70% Senior Secured Notes due 2036 (the “Notes”) pursuant to an indenture dated as of December 1, 1998, as amended by the First Supplemental Indenture dated June 14, 2006 between the Company and The Bank of New York Trust Company, N.A., as successor trustee (as so amended, the “Indenture”).

In connection with the issuance and sale of the Notes by the Company, we have reviewed originals (or copies certified or otherwise identified to our satisfaction) of the Registration Statement (including the exhibits thereto), the Restated Articles of Incorporation and By-Laws of the Company as in effect on the date hereof, the Indenture, a specimen of the Notes, corporate and other documents, records and papers and certificates of public officials. In connection with such review, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the conformity to the originals of the documents submitted to us as certified or photostatic copies, the authenticity of the originals of such documents and all documents submitted to us as originals and the correctness of all statements of fact contained in such original documents.

On the basis of such review, it is our opinion that the Notes have been legally issued by the Company and constitute the valid and binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights, to general equitable principles (whether considered in a proceeding in equity or at law) and to an implied covenant of reasonableness, good faith and fair dealing.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on June 19, 2006, which is incorporated by reference in the Registration Statement.

Very truly yours,

SORLING, NORTHRUP, HANNA, CULLEN AND COHRAN, LTD.

By:	/s/ Todd M. Turner
Todd M. Turner